                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-15

                                 TERMS AGREEMENT

                                                       Dated: September 27, 2004


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of September 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2004-15.

Terms of the Series 2004-15 Certificates: Structured Asset Securities Corporation, Series 2004-15 Mortgage Pass-Through Certificates, Class A, Class B1, Class B2, Class B3, Class BX, Class B4, Class B5, Class B6, Class P and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class A, Class B1, Class B2, Class B3, Class BX and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-115858.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A and Class R Certificates be rated "AAA" by Standard & Poor's, a division of The McGraw Hill Companies, Inc. ("S&P") and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class B1 Certificates be rated "AA" by S&P and "Aa2" by Moody's; the Class B2 Certificates be rated "A" by S&P and "A2" by Moody's; and the Class B3 and Class BX Certificates be rated "BBB" by S&P and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter"), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts (or notional amounts) and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in
Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: September 1, 2004.

Closing Date: 10:00 A.M., New York time, on or about September 30, 2004. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore for the account of the Underwriter.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                             LEHMAN BROTHERS INC.


                                             By:  ____________________________
                                                  Name:  Stanley P. Labanowski
                                                  Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By: _____________________________
    Name:  Michael C. Hitzmann
    Title: Vice President

                                  Schedule 1
                                  ----------



                 Initial Certificate
               Principal (or Notional)         Certificate        Purchase Price
  Class               Amount(1)               Interest Rate         Percentage
  -----        -----------------------        -------------       --------------
    A              $  202,611,000             Adjustable(2)           100%
    B1             $    4,997,000             Adjustable(3)           100%
    B2             $    3,476,000             Adjustable(3)           100%
    B3             $    2,498,000             Adjustable(3)           100%
    BX             $10,971,000(4)             Adjustable(4)           100%
    R                        $100             Adjustable(2)           100%

__________
(1)  These balances are approximate, as described in the prospectus supplement.

(2) These Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class B1 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 0.60%, subject to the LIBOR available funds cap, as described in the prospectus supplement. The Class B2 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 1.05%, subject to the LIBOR available funds cap, as described in the prospectus supplement. The Class B3 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 1.75%, subject to the LIBOR available funds cap, as described in the prospectus supplement.

(4) These Certificates will be interest only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amount, as described in the prospectus supplement.